Exhibit 99.1

Company Release – 10/23/15

First Priority Financial Corp. Reports a 23% Increase in Third Quarter, 2015 Net Income Compared to Second Quarter 2015.

Malvern, Pa., October 23, 2015 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported increased core operating results for the three and nine months ended September 30, 2015.

For the three months ended September 30, 2015, First Priority reported consolidated income before income taxes of $828 thousand, an increase of 16% compared to $715 thousand for the second quarter of 2015 and a 36% increase compared to $608 thousand earned in the third quarter of 2014. Net income for the three months ended September 30, 2015 increased 23% to $588 thousand, or $0.06 per basic and diluted common share, compared to $479 thousand, or $0.04 per basic and diluted common share in the second quarter of 2015, after preferred dividends totaling $212 thousand and $211 thousand for each period, respectively. During the third quarter of 2014, the Company reversed the valuation allowance related to net deferred tax assets and accordingly, recognized a tax benefit in the quarter of $4.71 million. As a result, net income for the three months ended September 30, 2014 was $5.32 million, or $0.80 per basic and diluted common share, after preferred dividends and net warrant amortization totaling $166 thousand.

For the nine months ended September 30, 2015, First Priority’s consolidated income before income taxes was $2.17 million compared to $1.82 million for the same period of 2014. Net income for the nine months ended September 30, 2015 totaled $1.48 million, or $0.14 per basic and diluted common share after preferred dividends totaling $589 thousand. Net income for the nine months ended September 30, 2014, including a tax benefit totaling $4.70 million as explained above, totaled $6.52 million, or $0.95 per basic and diluted common share after preferred dividends totaling $414 thousand paid during the period.

David E. Sparks, Chairman and CEO, commented: “First Priority’s improvement of its core operating performance reflects the quality and strength of our Company as we continue to grow by identifying new customers and by broadening our relationships with existing clients.” Sparks continued: “Total assets reached $509 million, loans outstanding totaled approximately $400 million, and the underlying credit quality of our loan portfolio continues to improve as reflected in lower non-performing loans and non-performing assets ratios, which declined to 0.89% of total loans and 0.99% of total assets, respectively, as of September 30, 2015.”

Balance Sheet and Capital Highlights:

•	Total assets were $508.6 million at September 30, 2015 compared to $492.3 million at December 31, 2014, an increase of $16.3 million, or 3.3%.

•	Loans outstanding were $399.1 million at September 30, 2015, an increase of $23.9 million from $375.2 million at December 31, 2014. During the first nine months of 2015, loan growth included new organic loan production of approximately $48 million and the purchase of performing residential real estate loans of $9.8 million, while the Company continued to experience high levels of unscheduled repayments, primarily due to competitive pressures on rates.

•	The investment portfolio totaled $72.7 million at September 30, 2015, compared to $91.5 million at December 31, 2014. As of September 30, 2015 and December 31, 2014, $52.1 million and $75.5 million of investments, respectively, were classified as available for sale while $20.6 million and $16.0 million, respectively, were classified as held to maturity. As of December 31, 2014, the investment portfolio included $30 million of short term United States Treasury securities which matured in January of 2015.

•	Deposits totaled $396.3 million at September 30, 2015 compared to $378.2 million at December 31, 2014, an increase of $18.1 million, or 4.8%. During the first nine months of 2015, an increase in brokered time deposits of $35.8 million was offset by declines of $1.1 million in NOW accounts, $12.6 million in money market and savings deposit accounts and $4.0 million in retail time deposits.

•	Total shareholders’ equity for the Company was $51.7 million at September 30, 2015, compared to $50.2 million at December 31, 2014. The equity to assets ratio as of September 30, 2015 was 10.2%, book value and tangible book value per common share were $6.52 and $6.05, respectively, and tangible common equity to tangible assets was 7.77%.

Operating Results Highlights:

•	Total revenues, comprised of net interest income and non-interest income, were $4.55 million in the third quarter of 2015, an increase of $288 thousand, or 6.8%, compared to $4.26 million in the third quarter of 2014. This positive variance resulted from an increase in average interest earning assets of $35.8 million, or 8.2%, compared to the third quarter of 2014, as average loans increased $25.7 million, or 7.0% while average investments increased $12.0 million, or 18.4%. At the same time, net interest margin decreased 11 basis points to 3.53% during the current quarter due to a decline in the average rate on earning assets of 10 basis points resulting in an overall increase in net interest income of $192 thousand from $4.02 million to $4.21 million. Additionally, non-interest income increased $96 thousand, primarily from investment securities gains totaling $125 thousand partially offset by lower wealth management fees.

•	For the first nine months of 2015, total revenues were $12.92 million, an increase of $463 thousand, or 3.7%, compared to $12.45 million for the nine months ended September 30, 2014. This positive variance resulted from an increase of $310 thousand, or 2.6% in net interest income, primarily resulting from growth of average interest earning assets of $36.1 million, or 8.6%. Net interest margin decreased 20 basis points to average 3.54% during the current year as the average rate on earning assets declined 20 basis points. Non-interest income increased $153 thousand, primarily related to investment securities gains totaling $125 thousand.

•	The provision for loan losses was $195 thousand for the three months ended September 30, 2015 compared to $212 thousand for the same period in 2014, and on a year to date basis was $445 thousand for the first nine months of 2015 compared to $572 thousand for the same period in 2014. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans.

•	For the quarter ended September 30, 2015, non-interest expenses were $3.53 million, an increase of $85 thousand, or 2.5% from $3.44 million for the same period in 2014. This increase is partially related to business development and marketing campaigns initiated in the current quarter to increase brand awareness to take advantage of recent acquisitions announced within the Bank’s markets.

For the nine months ended September 30, 2015, non-interest expenses totaled $10.31 million, an increase of $247 thousand, or 2.5% from $10.06 million for the same period in 2014. These increases primarily reflect incremental staffing costs related to enhancing business development opportunities within our current markets as well as a higher level of costs related to other real estate owned.

•	Income tax expense recorded for the three months ended September 30, 2015 totaled $240 thousand and was $681 thousand for the nine months ended September 30, 2015. The Company’s effective tax rate during the first nine months of 2015 was 31.5%. As previously stated, the Company reversed the valuation allowance related to net deferred tax assets as of September 30, 2014, and accordingly, recognized tax benefits of $4.71 million and $4.70 million for the three and nine month periods ended September 30, 2014, respectively.

Asset Quality Highlights:

•	The allowance for loan losses was $2.6 million and $2.3 million at September 30, 2015 and December 31, 2014, respectively, which represented 0.66% and 0.62%, respectively, of total loans outstanding as of each of these dates. The Company recorded net charge-offs of $118 thousand and $115 thousand in the current quarter and the first nine months of 2015, respectively. Net charge-offs for the three months ended September 30, 2014 totaled $161 thousand and were $557 thousand for the first nine months of 2014.

•	Total non-performing loans were $3.5 million, or 0.89% of total loans outstanding at September 30, 2015 compared to $4.6 million, or 1.21% of total loans outstanding as of December 31, 2014. Total non-performing assets, totaled $5.0 million, or 0.99% of total assets, as of September 30, 2015, compared to $5.9 million, or 1.19% of total assets as of December 31, 2014.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $508 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its eight offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest income	$5,007	$4,761	$4,733	$14,422	$13,893
Interest expense	797	776	715	2,339	2,120

Net interest income	4,210	3,985	4,018	12,083	11,773
Provision for loan losses	195	130	212	445	572

Net interest income after provision for loan losses	4,015	3,855	3,806	11,638	11,201
Non-interest income	342	286	246	834	681
Non-interest expenses	3,529	3,426	3,444	10,307	10,060

Income before income taxes	828	715	608	2,165	1,822
Federal income tax expense	240	236	(4,714)	681	(4,698)

Net income	$588	$479	$5,322	$1,484	$6,520
Preferred dividends, including net amortization	212	211	166	589	414

Income to common shareholders	$376	$268	$5,156	$895	$6,106

Basic earnings per common share	$0.06	$0.04	$0.80	$0.14	$0.95

Diluted earnings per common share	$0.06	$0.04	$0.80	$0.14	$0.95

Weighted average common shares outstanding:
Basic	6,492	6,446	6,446	6,462	6,441
Diluted	6,567	6,506	6,466	6,507	6,448
Net interest margin	3.53%	3.50%	3.64%	3.54%	3.74%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$19,482	$7,866
Investment securities	72,736	91,513
Loans receivable	399,083	375,222
Less: allowance for loan losses	2,643	2,313

Net loans	396,440	372,909
Premises and equipment, net	2,104	2,369
Bank owned life insurance	3,157	3,093
Deferred income taxes, net	3,693	4,541
Goodwill and other intangibles	3,057	3,122
Other assets	7,965	6,898

Total assets	$508,634	$492,311

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$396,277	$378,209
Borrowings	58,803	62,472
Other liabilities	1,806	1,419

Total liabilities	456,886	442,100
Shareholders’ equity	51,748	50,211

Total liabilities and shareholders’ equity	$508,634	$492,311

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014
Period End Balance Sheet Ratios:
Loan to deposit ratio	100.7%	99.2%
Equity to assets	10.17%	10.20%
Tangible common equity/Tangible assets	7.77%	7.70%
Book value per common share	$6.52	$6.33
Tangible book value per common share	$6.05	$5.85

Selected Asset Quality Balances:
Non-performing loans	$3,536	$4,554
Other real estate owned	1,481	1,257
Repossessed assets	—	42

Total non-performing assets	$5,017	$5,853

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.89%	1.21%
Non-performing assets as a percentage of total assets	0.99%	1.19%
Allowance for loan losses as a percentage of total loans	0.66%	0.62%

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